Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLONIAL REALTY LIMITED PARTNERSHIP

This Certificate of Amendment to the Certificate of Limited Partnership of Colonial Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), dated as of October 1, 2013, has been duly executed and is being filed by the undersigned to amend the Certificate of Limited Partnership of the Partnership.

1.	Name. The name of the limited partnership is Colonial Realty Limited Partnership.

2.	Amendment. Paragraph THIRD of the Certificate of Limited Partnership is deleted and replaced in its entirety with the following:

4.	General Partner. The name and mailing address of the sole general partner of the Partnership is: Mid-America Apartments, L.P., c/o Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned general partner has caused this Certificate of Amendment to Certificate of Limited Partnership to be executed as of the day and year first set forth above.

GENERAL PARTNER:

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.
Its sole general partner

By:	/s/ H. Eric Bolton, Jr.
Name:	H. Eric Bolton, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Limited Partnership of

Colonial Realty Limited Partnership]